Exhibit 10.17(d)

Addendum 4 to VAT Lease DC 1

Addendum 4 to the "Agreement for the availability of space for the storage of goods and offices for the management of this", dated August 12, 2002

Between the undersigned:

1.

The limited liability company Prologis Belgium II BVBA, having its registered office at 2850 Boom, Scheldeweg 1, registered with the Crossroads Bank for Enterprises under the number 0472.435.431 (RLE Antwerp) and with VAT number 0472.435.431, represented by Mr. Bram Verhoeven, holder of a special proxy,

Hereafter referred to as "Prologis"

AND

2.

The limited liability company Skechers EDC Sprl, having its registered office at [4041 Milmort (Liege), avenue du Parc Industriel 3], registered with the Crossroads Bank for Enterprises under the number 0478.543.758 (RLE Liege) and with VAT number 0478.543.758, represented by David Weinberg,

Hereafter referred to as "Skechers"

Prologis and Skechers hereinafter jointly referred to as "Parties" or individually as "Party";

AND

3.

The limited liability company under the laws of the State of Delaware (USA) Skechers USA Inc., having its registered office at CA 90266 Manhattan Beach (USA), Manhattan Beach Blvd. 228, and registered under the Commision File Number 001-1429 with I.R.S. Employer Identification No. 95-437615, represented by Mr. David Weinberg,

hereinafter referred to as "Guarantor",

WHEREAS:

A.

Prologis and Skechers International entered into an agreement dated 12 August 2002 and named "Agreement for the availability of space for the storage of goods and offices for the management of this", with respect to Prologis Park Liege Distribution Center I located in the Industrial Park Hauts-Sarts, Milmort, Liege, avenue du Parc Industriel (hereinafter referred to as the "Agreement DC I");

B.

Prologis, Skechers International and Skechers entered into an agreement dated 27 August 2003 and named "Agreement to transfer the Agreement for the availability of space for the storage of goods and offices for the management thereof” by which Skechers International has transferred its rights under the Agreement DC I to Skechers.

C.

Skechers has also entered into an agreement dated 20 May 2008 and named "Agreement for the availability of space for the storage of goods and offices for the management of this", as amended, with respect to the adjoining premises Prologis Park Liege Distribution Center II located in the Industrial Park Hauts-Sarts, Milmort, Liege, avenue du Parc Industriel (hereinafter referred to as the "Agreement DC II").

D.

On the same date, i.e. 20 May 2008, Prologis and Skechers entered into an "Addendum 2" to the Agreement DC I in which they agreed to align the duration of the Agreement DC I with the commencement and duration of the Agreement DC II.

Addendum 4 to VAT Lease DC 1

E.

In 2013, Prologis and Skechers entered into an "Addendum 3" to the Agreement DC I in which they further agreed to extend the Agreement DC I with a period of ten years and to amend the price and price indexation mechanism.

F.

Skechers has now entered into an agreement named "Warehouse Agreement" with respect to the adjoining premises Prologis Park Liege Distribution Center Ill located in the Industrial Park Hauts-Sarts, Milmort, Liege, Avenue Parc Industriel" (hereinafter referred to as the "Agreement DC III").

G.	By way of present Agreement, Parties now wish to extend and amend the Agreement DC I in order to, among others, align the duration of the Agreement DC I with the Agreement DC III.

THE FOLLOWING HAS BEEN AGREED:

Article 1 - Application of Agreement DC I - Condition Precedent

1.1.

Current Addendum 4 is an addendum to Agreement DC I as amended. The clauses of Agreement DC I as amended, which are not expressly waived or modified by this Addendum 4, remain unchanged. The defined terms and concepts of the Agreement DC I as amended, which are used in this Addendum 4 will therefore have the same meaning as in Agreement DC I as amended, except when this Addendum 4 expressly provides otherwise.

1.2.	The effectiveness and entry into force of the present Addendum 4 is conditional upon, cumulatively:
(i)	the cumulative fulfilment of the Conditions Precedent under Article 1.1. and 1.2. of the Preliminary Part of Agreement DC III; and
(ii)	the actual occupation of Prologis Park Liege Distribution Center III by Skechers as from the Commencement Date under Agreement DC III.

Article 2 - Duration

Article 5 of Agreement DC I, as amended by Article 1 of its Addendum 2 and by Article I of its Addendum 3 is replaced as follows:

"The present Agreement is extended for an additional unreducible period of 15 consecutive years following the Commencement Date under Agreement DC III (hereinafter the "Extended Period").

Following the expiry of the Extended Period, this Agreement will be automatically extended for subsequent periods of 5 years, unless one of the Parties expressly terminates present Agreement by registered mail or bailiff's writ served not less than (i) 12 months prior to the end of the Extended Period or (ii) 12 months prior to the end of the applicable five year extension period.

Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by registered mail within two (2) business days at the date of deposit in the post office. "

Article 3 - Price

As from the Commencement Date under Agreement DC III, Article 3, paragraphs 1-3, of the Agreement DC I, as amended by Article 2 of its Addendum 3 will be replaced as follows:

"3.1. The Parties agree that as from the Commencement Date under Agreement DC III, the annual base compensation consists of

-	€ 40.00 / m2 / year for the Warehouse, i.e. a total amount of € 794,400.00 / year;
-	€ 23.00 / m2 / year for the Mezzanine, i.e. a total amount of € 37,5821 / year;
-	€ 85.00 / m2 / year for the Office Space, i.e. a total amount of € 81,940 / year;

and has been determined at an amount of € 913,922.00 per year or € 228,480.50 per quarter, always to be increased with VAT, and excluding Services as defined in Article 9 and other expenses, and subject to yearly adjustment as described in Article 4 (hereinafter referred to as the "Price'').

3.2. Skechers shall be granted a Price free period of 2 months equal to f 152,320.33 (VAT excluded), starting from the Commencement Date under Agreement DC III.. Individual charges (as the case may be increased with VAT) and taxes are not included in the Price free period and will remain payable."

Addendum 4 to VAT Lease DC 1

In addition, as from the Commencement Date under Agreement DC III, Article 3, paragraph 5, of the Agreement DC I will be replaced as follows:

"If Skechers, either in part of in its entirety, is in default with the payment of the abovementioned quarterly payments of the Price on the aforementioned dates when the payments are due, overdue payment shall automatically bear interest at an interest rate determined in conformity with the Law of 2 August 2002 relative to late payments in commercial transactions applicable on the due date, per annum, as from the date payments are due, and this without notice of default."

Article 4 - Adjustment of the Price

As from the Commencement Date under Agreement DC III, Article 4 of the Agreement DC I, as amended by Article 3 of its Addendum 3, will be replaced with the following text:

"4.1. The Annual Price is linked to the health index as published each month in the Belgian State Gazette.

4.2. The Annual Price will be adjusted automatically and as of right each year on January 1 (for the first time on January 1, 2016) and this in accordance with the following formula:

Annual Price X New index
New Annual Price	=

Base index

whereby

-	Annual Price = the Annual Price referred to in Article 3 of present Addendum 4;
-	base index = the health index of the month preceding the month during which Parties signed present Addendum 4, i.e. the index of August 2014, i.e. 100.12 (with 2013 = 100);

-	new index = the health index of the month preceding the month of the adjustment of the Price (December).

However, the new Annual Price will never be less than the Annual Price due during the year preceding the adjustment of the Annual Price.

4.3. In the event that the calculation and the publication of the health index should be discontinued or cancelled, the Annual Price will be linked to the consumer price index. In the event that the calculation and publication of the consumer index should be discontinued or cancelled, the Annual Price will be linked to the new index published by the Belgian government which might replace the consumer price index. In the event that no new official index is published and Parties fail to agree on a new method of adjusting the Annual Price, the method of adjustment will be determined by an expert appointed by the Justice of the Peace in whose jurisdiction the Premises are located.

4.4. It is explicitly agreed that Prologis shall only waive the right to adjust the Annual Price arising from this Article by a written confirmation, signed by the latter."

Article 5 - Bank Guarantee - Release

Article 3, paragraph 6-7 and Article 27 of the Agreement DC I and Article 2.1 of its Addendum 1 "Agreement to transfer the rights of Skechers International to Skechers" dated 27 August 2003 shall not longer apply as from the Commencement Date under Agreement DC III.

As a result, on Commencement Date under Agreement DC III, the current bank guarantee provided by Skechers, as a security for the good performance of its obligations under the Agreement DC I and the Agreement DC II, shall be released by Prologis and Prologis Belgium III Sprl.

However, Article 20 of Agreement DC III shall apply.

Present clause is without prejudice to the applicability and enforceability of Article 6.

Addendum 4 to VAT Lease DC 1

Article 6 - Parent Company Guarantee ("hoofdelijke borgtocht/caution solidaire")

6.1. The Guarantor shall be jointly and severally liable with Skechers vis-a-vis Prologis for the good performance by Skechers of its obligations and undertakings under present Agreement.

6.2. The Guarantor waives its rights under articles 2026 and 2037 of the Civil Code.

6.3. The Guarantor agrees not to claim against Skechers the reimbursement of any payment made to Prologis in accordance to this Article 6 or accept any payment or security from Skechers, whenever such reimbursement or payment to the Guarantor could jeopardize the due compliance of Skechers of its obligations under the present Agreement.

6.4. Skechers shall provide Prologis with annual financial statements of the Guarantor at its first request. If there has been a material adverse change in the financial condition of the Guarantor, Skechers shall procure that another company acceptable to Prologis provides a replacement guarantee on the terms as set out in this Article and Skechers shall procure that such other company concludes an amendment to this Agreement upon written demand by Prologis.

6.5. The costs relating to the present guarantee, its enforcement before the courts or before a public official, and its execution shall be borne exclusively by the Guarantor.

6.6. The Guarantor declares that the entering into the parent company guarantee as described in present Article, is in accordance with its corporate purpose.

6.7. Present clause is without prejudice to the applicability and enforceability of Article 20 of Agreement DC III.

Article 7 - Registration of this Addendum 4

The registration of this Addendum 4 shall be done by Skechers.

All costs and duties which may arise from entering to this Addendum, the registration duties, the stamp duties, possible fines in case of late filing or non-filing with the Registrar's Office, will be at the charge of Skechers. As present Addendum 4 is an addendum to an agreement by which premises are put at the disposal of Skechers for activities as described in article 18, § 1, second section, 9° of the Belgian VAT Code, it will be registered at the fixed registration duty.

*

*         *

Done in                        , on    17/10/2014              2014, in four original counterparts, each Party and the Guarantor acknowledging receipt of a fully executed original copy, and one remaining counterpart being intended for the registration office.

Prologis

/s/ Bram Verhoeven
Name:	Bram Verhoeven
Capacity:	holder of a special proxy

Skechers

/s/ David Weinberg
Name:	Mr. David Weinberg
Capacity:	Director

Guarantor

/s/ David Weinberg
Name:	Mr. David Weinberg
Capacity:	Director

4